Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Steven Roy
Executive Vice President and

Chief Financial Officer

(334) 677-2108

MOVIE GALLERY REPORTS A 6.5% INCREASE IN 2nd-QUARTER

SAME-STORE REVENUES

PROVIDES INCREASED 2nd-QUARTER EARNINGS GUIDANCE

DOTHAN, Ala. (July 9, 2003) – Movie Gallery, Inc. (Nasdaq: MOVI) reported today that same-store revenues for the second quarter ended July 6, 2003, a 13-week quarter, rose 6.5%.  These revenue results are above the Company’s previously announced expectations of low to mid single-digit growth.  The Company also announced that it expects net income per diluted share for the second quarter of 2003 to be at least $0.26.  This estimate includes $0.02 per diluted share related to non-cash stock option compensation expense and $0.03 per diluted share related to the non-cash impact of the accounting change for rental inventory amortization discussed in the Company’s fourth-quarter 2002 earnings press release.

The Company’s expected adjusted earnings per diluted share for the second quarter, net income before stock option compensation and the accounting change, is increased to at least $0.31, as compared to the previously announced second-quarter adjusted net income guidance of $0.26 to $0.29 per diluted share.  The Company believes its calculation of adjusted earnings per share provides a better measure of the Company’s ongoing performance and provides better comparability to prior periods, because it excludes items not related to the Company’s core business operations and it is not influenced by fluctuations in the Company’s stock price.  Net income per diluted share and adjusted net income per diluted share were $0.18 and $0.27 for the second quarter of 2002, respectively.  Adjusted net income for the second quarter of 2002 excludes non-cash stock option compensation expense of $0.01 per diluted share and a legal settlement charge of $0.08 per diluted share.  The Company intends to release final financial results for its second quarter on August 5, 2003.

Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery, remarked, “We are excited about our second-quarter same-store revenue results.  Our core rental business was particularly strong and was assisted by favorable weather patterns across the eastern half of the United States.  Additionally, we added 113 stores to our operating base during the second quarter from a combination of new store openings and acquisitions, net of store closures, and continue to see ample opportunity for store growth in our core rural and secondary markets.”

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the second quarter of fiscal 2003 if, among other factors, the Company’s actual expenses for the quarter differ from current estimates and expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 1,936 video specialty stores located in 49 states and seven Canadian provinces.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.